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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


       CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                             EXCHANGE ACT OF 1934.



                     DATE OF REPORT       NOVEMBER 6, 2001


                        SBA COMMUNICATIONS CORPORATION
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            (Exact name of registrant as specified in its charter)


           Florida                      000-30110            65-0716501
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 (State or other jurisdiction          Commission         (I.R.S. Employer
of incorporation of organization)      File Number      identification number)



One Town Center Road, Boca Raton, Florida                       33486
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(Address of principal executive offices)                      (Zip code)


                                (561) 995-7670
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             (Registrant's telephone number, including area code)

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Item 5    Other Information

SBA Communications Corporation ("SBA") reported that in the third quarter of 2001 it increased its tower portfolio by 210 towers to a total of 3,464 towers. Of the 210 towers added in the third quarter, 133 were newly built and 77 were existing towers acquired by SBA. The 77 towers were acquired for an aggregate price of $23.8 million or approximately $309,000 per tower. Based on tenant leases executed as of September 30, 2001, same tower revenue growth for the trailing twelve months on the 1,950 towers SBA owned as of September 30, 2000 was 26%. With respect to the 3,254 towers owned at the beginning of the third quarter, SBA added gross site leasing revenues at an annualized rate of .44 new tenants per tower on a broadband equivalent basis.

At September 30, 2001, SBA had agreements providing it with the right to acquire 270 additional existing towers for an aggregate purchase price of $67.8 million, or approximately $251,000 per tower. These acquisitions are expected to close within the next six months. The Company also stated that its previously announced non-recurring developmental charge in the third quarter associated with the adjustment to the scale of its new tower construction operations would be $24.4 million. Of that amount, approximately $22 million reflects the write-down of new tower build projects carried on SBA's balance sheet as of June 30, 2001. SBA remains an active builder of new towers, and is currently involved in projects for over 1,100 tower builds for its ownership throughout the nation, consisting of approximately 600 build-to-suit mandates from wireless carriers and the remainder sites SBA is developing through its strategic siting efforts.

Item 7    Financial Statements and Exhibits

  99.1    Press release dated October 11, 2001.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


November 6, 2001                                  /s/  John Marino
                                                  -----------------------
                                                  John Marino
                                                  Chief Financial Officer

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